                                                          Exhibit 99

Marine Products Corporation Reports Second Quarter 2011 Financial Results

ATLANTA, July 27, 2011 – Marine Products Corporation (NYSE: MPX) announced its unaudited results for the quarter ended June 30, 2011.  Marine Products is a leading manufacturer of fiberglass boats under two brand names: sterndrive and inboard pleasure boats by Chaparral, including Premiere Sport Yachts, SSi and SSX Sportboats and Cuddy Cabins, Sunesta Sportdecks, Xtreme Towboats, Signature Cruisers, and outboard sport fishing boats by Robalo.

For the quarter ended June 30, 2011, Marine Products generated net sales of $29,098,000, an 8.1 percent decrease compared to $31,677,000 last year.  The decrease in net sales was due to a 17.9 percent decrease in the number of boats sold, partially offset by a 12.4 percent increase in the average selling price per boat.  Average selling prices improved among most of our product lines due to the mix of models sold during the quarter, highlighted by the sales of our new 327 SSX Sportboat, which carries selling prices that are significantly higher than the overall average.

Gross profit for the quarter was $4,907,000, or 16.9 percent of net sales, compared to a gross profit of $6,597,000, or 20.8 percent of net sales, in the prior year.   The decrease in gross profit in the second quarter of 2011 compared to the prior year was the result of lower unit sales, decreased efficiencies resulting from lower production levels and, to a lesser extent, higher materials costs.

Operating profit for the quarter decreased to $1,219,000 compared to $2,532,000 in the second quarter of last year due to lower net sales and gross profit, partially offset by lower selling, general and administrative expenses.  Selling, general and administrative expenses declined due to expenses that decline with sales and profitability, as well as improvements in warranty claims.

Net income for the quarter ended June 30, 2011 was $1,229,000 compared to net income of $2,465,000 in the prior year.  Diluted earnings per share for the quarter were $0.03 compared to $0.07 per share in the prior year.

Net sales for the six months ended June 30, 2011 were $56,246,000, an increase of less than one percent, compared to the first six months of 2010.  Net income for the six-month period was $1,895,000 or $0.05 earnings per diluted share, compared to net income of $2,385,000, or $0.07 earnings per diluted share in the prior year.

2nd Quarter 2011 Earnings Press Release

Richard A. Hubbell, Marine Products’ Chief Executive Officer stated, “In response to early second quarter economic events, especially a rise in gasoline prices, Marine Products Corporation decreased production levels compared to both the first quarter of 2011 and the second quarter of 2010.  We reduced production in order to manage our dealer inventory levels through the end of the retail selling season and in preparation for the new model year.  We are pleased to report that our domestic dealers actually achieved higher retail sales during the quarter compared to the prior year resulting in field inventories that were lower than at the end of the first quarter of this year.  These operational metrics as well as more recent indications of relatively stronger dealer demand have prompted us to begin increasing production to support sales for the 2012 model year.

“In this selling environment, we are pleased with the market’s reception to our recent new models.  For example, the success with our award-winning 327 SSX Sportboat has extended into the international market, and it was a highlight of this month’s Sydney International Boat Show in Australia.  We plan to build on our success with innovative products as we enter our 2012 model year, which will include a new line, the Chaparral H20.  The H20 line contains four models, comprised of two runabouts and two fish-and-ski models.  We are producing these models in 18- and 19-foot lengths.  We believe that the H20 lineup will be both a strong contender for the value-conscious segment of our market, as well as a catalyst for market share gains and enhanced profitability.  We will hold our annual dealer conference at the end of August and look forward to presenting these and other new models to our dealer network,” concluded Hubbell.

Marine Products Corporation will hold a conference call today, July 27, 2011 at 8:00 a.m. Eastern Time to discuss the results for the second quarter.  Interested parties may listen in by accessing a live webcast in the investor relations section of Marine Products’ Web site at www.marineproductscorp.com.  The live conference call can also be accessed by calling (877) 419-6594 or (719) 325-4795 and using the conference ID #5500464.  A replay of the conference call will be available in the investor relations section of Marine Products’ Web site beginning approximately two hours after the call.

Marine Products Corporation (NYSE: MPX) designs, manufactures and distributes premium-branded Chaparral sterndrive and inboard pleasure boats; Premiere Sport Yachts; and Robalo sport fishing boats, and continues to diversify its product line through product innovation and is prepared to consider strategic acquisition targets.  With premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to increase its market share and to generate superior financial performance to build long-term shareholder value.  For more information on Marine Products Corporation visit our Web site at www.marineproductscorp.com.

2nd Quarter 2011 Earnings Press Release

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding our belief that our dealer network has healthy inventory levels and is prepared for the 2012 model year; our plans to continue to build on our success as we enter into our 2012 model year, and our belief that we are prepared to capitalize on opportunities to increase our market share and to generate superior financial performance to build long-term shareholder value.  These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Marine Products Corporation to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. These risks include possible decreases in the level of consumer confidence and available funds impacting discretionary spending, increased interest rates and fuel prices, weather conditions, changes in consumer preferences, deterioration in the quality of Marine Products' network of independent boat dealers or availability of financing of their inventory, and competition from other boat manufacturers and dealers. Additional discussion of factors that could cause the actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in Marine Products' Form 10-K, filed with the Securities and Exchange Commission for the year ending December 31, 2010.

For information contact:
BEN M. PALMER	JIM LANDERS
Chief Financial Officer	Vice President, Corporate Finance
(404) 321-7910	(404) 321-2162
irdept@marineproductscorp.com	jlanders@marineproductscorp.com

2nd Quarter 2011 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)
Periods ended June 30, (Unaudited)		Second Quarter			Six Months
2011		2010	% BETTER (WORSE)		2011	2010	% BETTER (WORSE)
Net Sales	$29,098	$31,677	(8.1	) %	$56,246	$56,170	0.1%
Cost of Goods Sold	24,191	25,080	3.5		46,879	46,128	(1.6)
Gross Profit	4,907	6,597	(25.6)		9,367	10,042	(6.7)
Selling, General and Administrative Expenses	3,688	4,065	9.3		7,544	7,913	4.7
Operating Profit	1,219	2,532	(51.9)		1,823	2,129	(14.4)
Interest Income	272	290	(6.2)		508	598	(15.1)
Income Before Income Taxes	1,491	2,822	(47.2)		2,331	2,727	(14.5)
Income Tax Provision	262	357	26.6		436	342	(27.5)
Net Income	$1,229	$2,465	(50.1	) %	$1,895	$2,385	(20.5	) %

EARNINGS PER SHARE
Basic	$0.03	$0.07	(57.1	) %	$0.05	$0.07	(28.6	) %
Diluted	$0.03	$0.07	(57.1	) %	$0.05	$0.07	(28.6	) %

AVERAGE SHARES OUTSTANDING
Basic	36,394	36,182			36,340	36,165
Diluted	36,781	36,703			36,848	36,653

2nd Quarter 2011 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
At June 30, (Unaudited)	(in thousands)
	2011	2010
ASSETS
Cash and cash equivalents	$3,450	$8,961
Marketable securities	13,170	15,476
Accounts receivable, net	2,930	2,445
Inventories	21,034	25,958
Income taxes receivable	17	-
Deferred income taxes	984	1,192
Prepaid expenses and other current assets	1,338	1,196
Total current assets	42,923	55,228
Property, plant and equipment, net	11,989	12,811
Goodwill	3,308	3,308
Other intangibles, net	465	465
Marketable securities	39,950	25,595
Deferred income taxes	3,146	3,521
Other assets	5,116	4,960
Total assets	$106,897	$105,888

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$3,371	$5,149
Accrued expenses and other liabilities	9,039	10,882
Total current liabilities	12,410	16,031
Pension liabilities	5,504	5,108
Other long-term liabilities	422	400
Total liabilities	18,336	21,539
Common stock	3,741	3,709
Capital in excess of par value	604	-
Retained earnings	85,117	81,398
Accumulated other comprehensive loss	(901)	(758)
Total stockholders' equity	88,561	84,349
Total liabilities and stockholders' equity	$106,897	$105,888